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                                                                    Exhibit 99.1


For more information contact:
Barbara Bolens (414) 438-6940


BRADY CORPORATION SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER DAVID SCHROEDER ANNOUNCES PLANS TO LEAVE COMPANY

MILWAUKEE (October 20, 2003)--Brady Corporation (NYSE:BRC), a world leader in identification solutions, announced today that Senior Vice President and Chief Financial Officer David Schroeder has decided to leave Brady Corporation to pursue other interests. He plans to remain in his current role until a successor is named and throughout an appropriate transition period, but no later than May 2004.

            "Dave Schroeder has been a valued member of Brady's senior executive management team, and has made many significant contributions that enhanced the company's global positioning and competitiveness, " said Brady President and Chief Executive Officer Frank M. Jaehnert. "We appreciate his desire to now follow a career path outside of Brady, and wish him all the best in his future endeavors."

            Schroeder, 48, joined Brady in June 1991 as general manager of the then Industrial Products Division, and served as Vice President of the Identification Solutions & Specialty Tapes Group from 1995 to 2002, when he was appointed CFO and President of Brady Technologies. Prior to joining Brady, he was President and CEO of Uniroyal Adhesives & Sealants in Hammond, Indiana.

            "While it is difficult to leave Brady after 12 great years, my current interests are leading me to explore new opportunities and challenges," said Schroeder. "Brady has strong leadership and a great finance team in place to facilitate a seamless transition to a new CFO."

            Brady Corporation is an international manufacturer and marketer of complete identification solutions and specialty materials, with products including high-performance labels and signs, printing systems and software, label-application and data-collection systems, safety devices and precision

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die-cut materials for electronics, telecommunication, manufacturing, electrical, construction, education and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs more than 3,000 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady's fiscal 2003 sales were approximately $555 million. More information is available on the Internet at www.bradycorp.com.

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